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Steven H. Benrubi

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THE WET SEAL, INC. ANNOUNCES CORPORATE WORKFORCE REDUCTIONS AS PART OF PLANNED COST-CUTTING INITIATIVES

FOOTHILL RANCH, CA, January 25, 2008 -- The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, today announced that, as part of its strategic review of business operations, which includes various cost-cutting initiatives, the Company has implemented staff reductions affecting a total of 41 employees. In addition, the Company decided it will not fill ten currently vacant positions.  Forty-nine positions were eliminated in the Company’s corporate offices and two were eliminated in the field.

The staff reductions are expected to result in annualized pre-tax savings of approximately $4.3 million beginning in fiscal 2008.  The Company expects to incur a one-time charge of approximately $0.4 million in its fiscal 2007 fourth quarter related to the elimination of these positions. Affected employees were provided with severance packages.

The Company also announced plans to reduce marketing expenditures by approximately $1.8 million in fiscal 2008, primarily by eliminating national print advertising programs deemed ineffective by management.

Assuming the Company’s forecasted effective income tax rate of 3%, the Company estimates the described cost savings will benefit fiscal 2008 diluted earnings per share by approximately $0.06.

Ed Thomas, chief executive officer, commented, “As we have previously stated, the Company is undergoing a review of various business functions, with the goal of increasing profitability.  We are in the early stages of implementation. Unfortunately, the review has identified the need to reduce our corporate workforce. We very much appreciate the contributions of the affected associates to the Company’s past success and regret the need to take these actions.

“With this addressed, we have a corporate organization that is fully able to manage all of our responsibilities. We will continue with our initiatives to further improve merchandising and increase efficiencies throughout all functional areas. To that end, we continue to work diligently towards positioning the Company for sustained growth in the future.”

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of January 5, 2008, the Company operated a total of 498 stores in 47 states, the District of Columbia and Puerto Rico, including 402 Wet Seal stores and 96 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s expected fiscal 2008 pre-tax savings from reduced advertising spending plans and today’s position eliminations, its estimated one-time charge related thereto in the fiscal fourth quarter, its forecasted fiscal 2008 effective income tax rate or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.